UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INNEOVA Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

14 Ang Mo Kio Street 63

Singapore 629538

+65 6383 7540

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

INNEOVA Holdings Limited

2025 Equity Incentive Plan

(Full title of the plans)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

(Name and Address of Agent for Service)

800-221-0102

(Telephone Number, Including Area Code, of Agent for Service)

David Ficksman

R. Joilene Wood

Troy Gould PC

1801 Century Park East Suite 1600

Los Angeles, CA 90067-2367

Tel: (310) 553-4441

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement (this “Registration Statement”) is filed by INNEOVA Holdings Limited (the “Registrant”) to register securities issuable pursuant to the INNEOVA Holdings Limited 2025 Equity Incentive Plan (the “2025 Equity Incentive Plan”). The securities registered hereby consist of 3,234,124 Class A ordinary shares, US$0.0005 par value per share of the Registrant (the “Class A Ordinary Shares”), which Class A Ordinary Shares were authorized under the 2025 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the 2025 Equity Incentive Plan. Any Class A Ordinary Shares covered by an award granted under the 2025 Equity Incentive Plan (or portion of an award) that terminates, expires, lapses or repurchased for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A Ordinary Shares that may be issued under the 2025 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the 2025 Equity Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, and all documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of the filing of such documents:

(1)	our annual report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on May 14, 2025;

(2)	all reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the report referred to in (1) above, including our reports on Form 6-K filed on March 12, 2025, April 1, 2025, May 1, 2025, August 6, 2025, August 28, 2025 and September 30, 2025; and

(3)	The description of our Ordinary Shares incorporated by reference in our registration statement on Form 8-A, as amended (File No. 001-42381) filed with the SEC on October 22, 2024, which incorporates by reference the description of the Registrant’s Ordinary Shares as set forth in the Registrant’s Registration Statement on Form F-1 (File no. 333-267771), as amended, originally filed with the Commission on October 7, 2022.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

Not applicable

II-1

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of Directors and Executive Officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our Amended and Restated Memorandum and Articles of Association provide that that we shall indemnify our Directors and Executive Officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, wilful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our Directors and Executive Officers that provide such persons with additional indemnification beyond that provided in our Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, Executive Officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification against Public Policy

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is hereby made to the Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

b)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

c)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

II-2

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-3

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Memorandum of Association and Second Amended and Restated Articles of Association
5.1	Opinion of Conyers Dill & Pearman, Company’s Cayman Islands counsel regarding the validity of the Class A Ordinary Shares being registered (filed herewith)
10.1	2025 Equity Incentive Plan of INNEOVA Holdings Limited (filed herewith)
23.1	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.2	Consent of Audit Alliance LLP (filed herewith)
24.1	Power of Attorney (included on the signature page of this Registration Statement)
107	Filing Fee Table (filed herewith)

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore on October 10, 2025.

INNEOVA HOLDINGS LIMITED

By:	/s/ Chin Heng Neo
Name:	Chin Heng Neo
Title:	Chief Executive Officer (Principal Executive Officer)

By:	/s/ Chin Aik Neo
Name:	Chin Aik Neo
Title:	Deputy Chief Executive Officer and Executive Director

By:	/s/ Ivy Lee
Name:	Ivy Lee
Title:	Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Chin Heng Neo, and each of them acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 10, 2025.

Signature	Title	Date

/s/ Chin Heng Neo	Chief Executive Officer (Principal Executive Officer)	October 10, 2025
Chin Heng Neo

/s/ Chin Aik Neo	Deputy Chief Executive Officer and Executive Director	October 10, 2025
Chin Aik Neo

/s/ Ivy Lee	Chief Financial Officer (Principal Financial Officer)	October 10, 2025
Ivy Lee

/s/ Yee Yen Han	Independent Non-Executive Director	October 10, 2025
Yee Yen Han

/s/ Chin Chye Koh	Independent Non-Executive Director	October 10, 2025
Chin Chye Koh

/s/ Gang Wong	Independent Non-Executive Director	October 10, 2025
Gang Wong

II-5

Signature of Authorized U.S. Representative of Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of INNEOVA Holdings Limited has signed this Registration Statement on October 10, 2025.

AUTHORIZED U.S. REPRESENTATIVE

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global, Inc.

II-6